Exhibit 10.89

FIRST-THIRD EXCESS OF LOSS REINSURANCE CONTRACT

issued to

SCPIE HOLDINGS, INC., and/or

SCPIE INDEMNITY COMPANY and/or

AMERICAN HEALTHCARE INDEMNITY COMPANY, and/or

AMERICAN HEALTHCARE SPECIALTY COMPANY, and/or

SCPIE INSURANCE SERVICES, INC., and/or

SCPIE MANAGEMENT SERVICES, INC.

Los Angeles, California

FIRST-THIRD EXCESS OF LOSS REINSURANCE CONTRACT

TABLE OF CONTENTS

Article		Page
	Preamble	4
1	Business Covered	4
2	Term	5
3	Special Termination	6
4	Attachment of Liability	7
5	Territory	8
6	Exclusions	8
7	Warranties	9
8	Definitions	10
9	Excess of Original Policy Limits	11
10	Extra Contractual Obligations	12
11	Net Retained Lines	12
12	Reports and Remittances	13
13	Notice of Loss and Loss Settlements	13
14	Alternate Payee	14
15	Commutation	14
16	Offset	15
17	Original Conditions	15
18	No Third Party Rights	16
19	Currency	16
20	Access to Records	16
21	Confidentiality	16
22	Unauthorized Reinsurance	17
23	Taxes	19
24	Errors and Omissions	19
25	Insolvency	19
26	Arbitration	21
27	Service of Suit	22
28	Governing Law	23
29	Entire Agreement	23
30	Agency	23
31	Intermediary	23
32	Mode of Execution	24
	Company Signing Block	24

Exhibits
	Exhibit A - First Layer	25

FIRST-THIRD EXCESS OF LOSS REINSURANCE CONTRACT

Exhibit 10.89

FIRST-THIRD EXCESS OF LOSS REINSURANCE CONTRACT

(the “Contract”)

issued to

SCPIE HOLDINGS, INC., and/or

SCPIE INDEMNITY COMPANY and/or

AMERICAN HEALTHCARE INDEMNITY COMPANY, and/or

AMERICAN HEALTHCARE SPECIALTY COMPANY, and/or

SCPIE INSURANCE SERVICES, INC., and/or

SCPIE MANAGEMENT SERVICES, INC.

Los Angeles, California

(collectively, the “Company”)

by

THE SUBSCRIBING REINSURER(S) IDENTIFIED

IN THE INTERESTS AND LIABILITIES AGREEMENT(S)

ATTACHED TO AND FORMING PART OF THIS CONTRACT

(the “Reinsurer”)

ARTICLE 1

BUSINESS COVERED

The Reinsurer agrees to reimburse the Company, on an excess of loss basis, for the amount of Ultimate Net Loss which the Company may pay as the result of Claims Made during the term of this Contract under the classes of insurance set forth below with respect to subject Policies which are in force or may hereinafter come into force during the term of this Contract, subject to the terms and conditions of this Contract, including the attached Exhibits A, B and C:

1.	Physicians and Surgeons Comprehensive Professional and Business Liability, including clinics and clinical laboratories.

2.	Professional and Business Liability Policies for hospitals and healthcare facilities, including:

a.	Modified Claims Made Coverage hospitals and medical centers (primary and excess);

b.	Claims Made Coverage hospitals and medical centers (primary and excess);

c.	Excess Automobile Liability and excess Employers Liability associated with the Policy forms outlined above.

3.	Errors and Omissions Liability Policies for managed care organizations and Directors and Officers Liability Policies.

4.	Physicians and Surgeons Comprehensive Professional Liability and Personal Umbrella business underwritten by Brown & Brown, Inc., Tampa, Florida.

ARTICLE 2

TERM

A.	Except as provided in paragraph C below, this Contract shall apply to Claims Made during the 12-month period from January 1, 2007, Pacific Standard Time, through December 31, 2007, Pacific Standard Time, both days inclusive. In the event a Loss Event involves a loss or losses covered under the current Contract term and a prior contract term(s), no recovery shall be made hereunder in respect of any such Loss Event which occurred prior to:

1.	January 1, 1979, as regards Extra Contractual Obligations (as provided for in the Extra Contractual Obligations Article);

2.	January 1, 1976, as regards all other losses.

B.	It is understood however, that in respect of Personal Liability and discovery period coverage for deceased, disabled, retired and withdrawing physicians and for physicians ceasing medical practice within the state, this Contract covers Claims Made during the term of this Contract. In the event this Contract is not renewed, all such liability shall be assumed by the Company with effect from the date of expiration or termination.

C.	Notwithstanding the above and without prejudice to any rights or remedies the Reinsurer may otherwise have, the Reinsurer may terminate this Contract upon 60 days’ prior written notice to the Company in the event that control of the Company is transferred by change of ownership or otherwise.

D.	The provisions of paragraphs A and B notwithstanding, the Reinsurer agrees, at the Company’s option, to continue to cover the in-force portfolio of liability covered on the date of expiration or termination for a further period of 12 months, at terms to be mutually agreed. Should the Company exercise this option, the Company shall give the Reinsurer notice prior to expiration or termination that it wishes to exercise this option.

E.	If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

F.	Notwithstanding the expiration or termination of this Contract, as hereinabove provided, the provisions of this Contract shall continue to apply to all unfinished business hereunder to the end that all obligations and liabilities incurred by each party hereunder prior to expiration or termination shall be fully performed and discharged.

ARTICLE 3

SPECIAL TERMINATION

A.	The Company may terminate a Subscribing Reinsurer’s percentage share in this Contract at any time by giving written notice to the Subscribing Reinsurer in the event of any of the following circumstances:

1.	The Subscribing Reinsurer ceases underwriting operations.

2.	A state insurance department or other legal authority orders the Subscribing Reinsurer to cease writing business, or the Subscribing Reinsurer is placed under regulatory supervision.

3.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there have been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations.

4.	The Subscribing Reinsurer’s policyholders’ surplus (or the equivalent under the Subscribing Reinsurer’s accounting system) as reported in such financial statements of the Subscribing Reinsurer as designated by the Company, has been reduced by 50% of the amount thereof at any date during the prior 12-month period (including the period prior to the inception of this Contract), it being understood that this subparagraph shall not apply to any Lloyd’s syndicate.

5.	The Subscribing Reinsurer has merged with or has become acquired or controlled by any company or corporation not controlling the Subscribing Reinsurer’s operations at the inception of this Contract.

6.	The Subscribing Reinsurer has retroceded its entire liability under this Contract without the Company’s prior written consent.

7.	The Subscribing Reinsurer has been assigned an A.M. Best’s rating of less than “A-” and/or an S&P rating of less than “BBB+.” However, as respects Underwriting Members of Lloyd’s, London, a Lloyd’s Market Rating of less than “A-” by A. M. Best and/or less than “BBB+” by S&P shall apply.

B.

Termination shall be effected on a run-off or cut-off basis as set forth in the Term Article, at the sole discretion of the Company, the basis to be advised by the Company at the time of giving notice. The reinsurance premium due the Subscribing Reinsurer hereunder (including any minimum reinsurance premium) shall be pro rated based on the period of the Subscribing Reinsurer’s participation hereon, and the Subscribing Reinsurer shall immediately return any excess reinsurance premium received. Reinstatement premium, if any, shall be calculated based on the Subscribing Reinsurer’s reinsurance premium for the full term of this Contract that the Subscribing Reinsurer would have participated on had the Subscribing Reinsurer not been terminated. Notwithstanding the above, should the Reinsurer rectify its circumstances within 60 days of the occurrence stipulated in subparagraphs A(4) and/or A(7) above, the notice of termination shall be rescinded and this Contract shall remain in full force and effect.

C.	Additionally, in the event of any of such circumstances, the Company shall have the option to commute the Subscribing Reinsurer’s liability for losses on Policies covered by this Contract. In the event the Company and the Subscribing Reinsurer cannot agree on the capitalized value of the Subscribing Reinsurer’s liability under such Policies, they shall appoint an actuary and/or appraiser to assess such liability and shall share equally any expense of the actuary and/or appraiser. If the Company and the Subscribing Reinsurer cannot agree on an actuary and/or appraiser, the Company and the Subscribing Reinsurer each shall nominate three individuals, of whom the other shall decline two, and the final appointment shall be made by drawing lots. Payment by the Subscribing Reinsurer of the amount of liability ascertained shall constitute a complete and final release of the Subscribing Reinsurer in respect of its liability under this Contract.

This paragraph applies only to any Subscribing Reinsurer that has an assigned A.M. Best Insurer Financial Strength Rating lower than “A+” at the inception of this Contract.

D.	The Company’s option to require commutation under paragraph C above shall survive the termination or expiration of this Contract.

ARTICLE 4

ATTACHMENT OF LIABILITY

A.	For purposes of determining the attachment of the Reinsurer’s liability hereunder as respects any one Loss Event, all losses (including discovery period losses) involving one or more original insureds, arising from the same incident, and in which first notice of claim or circumstance is notified to the Company during the term of this Contract shall be covered hereunder.

B.	The date of each Loss Event shall be the earliest date, within the term of this Contract, that the Company has received first notice of claim or circumstance.

ARTICLE 5

TERRITORY

The territorial limits of this Contract shall be identical with those of the Company’s Policies.

ARTICLE 6

EXCLUSIONS

This Contract specifically excludes:

1.	All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any Insolvency Fund. “Insolvency Fund” includes any guaranty fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

2.	Losses excluded by the attached Nuclear Energy Risk Exclusion Clause (Reinsurance) (1994) (Worldwide Excluding U.S.A. and Canada), the attached Nuclear Incident Exclusion Clause – Liability – Reinsurance – U.S.A. and the attached Nuclear Incident Exclusion Clause – Liability – Reinsurance – Canada.

3.	Assumed reinsurance other than for licensing, financial rating purposes or acquisition purposes.

4.	a.	All actual or alleged losses, liabilities, damages, injuries, defense costs, costs or expense(s) directly or indirectly arising out of, contributed by, caused by, resulting from or in connection with any of the following regardless of any other cause or event contributing concurrently or in any other sequence of the loss:

i.	war, invasion, acts of foreign enemies, hostilities or warlike operations (whether war be declared or not), civil war, mutiny, revolution, rebellion, insurrection, uprising, military or usurped power, confiscation by order of any public authority or government de jure or de facto or martial law;

ii.	riots, strikes or civil commotion; or

iii.	any Act of Terrorism.

b.	For purposes of this exclusion, an “Act of Terrorism” means an activity that involves a violent act or the unlawful use of force or an unlawful act dangerous to human life, tangible or intangible property or infrastructure or a threat thereof; and appears to be intended to (i) intimidate or coerce a civilian population, or (ii) disrupt any segment of the economy of a government de jure or de facto, state or country; or (iii) overthrow, influence or affect the conduct or policy of any government de jure or de facto by intimidation or coercion; or (iv) affect the conduct of a government de jure or de facto by mass destruction, assassination, kidnapping or hostage-taking.

c.	This exclusion also applies to all actual or alleged losses, liabilities, damages, injuries, defense costs, costs or expenses directly or indirectly arising out of, contributed by, caused by, resulting from or in connection with any action taken in controlling, preventing, suppressing, retaliating against or responding to (4)(a)(i), (4)(a)(ii) and/or (4)(a)(iii) above.

d.	If the Reinsurer alleges that by reason of this exclusion any actual or alleged losses, liabilities, damages, injuries, defense costs, costs or expenses is not covered by this Contract, the burden of proving the contrary shall be upon the Company.

e.	In the event any portion of this exclusion is found to be invalid or unenforceable, the remainder shall remain in full force and effect.

ARTICLE 7

WARRANTIES

The Company warrants the following in respect of the business covered hereunder:

1.	In respect of Physicians and Surgeons Comprehensive Professional and Business Liability Policies, including Clinics and Clinical Laboratories, the maximum Policy limit is $10,000,000, subject to inuring protection of $8,000,000 in excess of $2,000,000, with a maximum aggregate of $8,000,000 during each 12-month period, or so deemed.

2.	Coverage for Professional and Business Liability Policies for Hospitals is restricted to Policies incepting prior to January 1, 2002, and the maximum Policy limit is $50,000,000, or so deemed.

3.	In respect of Professional and Business Liability Policies for Healthcare Facilities, the maximum Policy limit is $10,000,000 for Policies incepting prior to January 1, 2002, and $5,000,000 for Policies incepting on or after January 1, 2002, or so deemed.

4.	In respect of Errors and Omissions Liability Policies for Managed Care Organizations, Directors and Officers Liability Policies and Employment Practices Liability Insurance, the maximum Policy limit is $5,000,000 for Policies incepting prior to January 1, 2002, and $1,000,000 for Policies incepting on or after January 1, 2002, or so deemed.

5.	In respect of Professional and Business Liability Policies for Dentists, excluding coverages for Oral and Maxillofacial Surgeons, the maximum Policy limit is $10,000,000 for Policies incepting prior to January 1, 2002, and $2,000,000 for Policies incepting on or after January 1, 2002, or so deemed.

ARTICLE 8

DEFINITIONS

A.	1.	“Ultimate Net Loss” means the sum actually paid by the Company in settlement of losses for which it is held liable, including Loss Adjustment Expense, 80% of any Extra Contractual Obligation and 100% of any Loss in Excess of the Original Policy Limit, as defined in the respectively captioned Articles, after making proper deductions for all recoveries, salvages, and claims upon other reinsurances and insurances which inure to the benefit of the Reinsurer under this Contract, whether collectible or not; provided, however, that in the event of the insolvency of the Company, “Ultimate Net Loss” means the amount of loss which the Company has incurred or for which it is liable, and payment by the Reinsurer shall be made to the liquidator, receiver or statutory successor of the Company in accordance with the provisions of the Insolvency Article in this Contract. Nothing in this clause, however, shall be construed to mean that losses under this Contract are not recoverable until the final Ultimate Net Loss of the Company has been ascertained.

	2.	In the event a verdict or judgment is reduced by an appeal or a settlement, subsequent to the entry of a judgment, resulting in an ultimate saving on such verdict or judgment, or a judgment is reversed outright, the Loss Adjustment Expense incurred in securing such final reduction or reversal shall (a) be prorated between the Reinsurer and the Company in proportion that each benefits from such reduction or reversal; or (b) when the terms and conditions of the Company’s original Policies reinsured hereunder include Loss Adjustment Expense as part of the Policy limit, be added to the Company’s Ultimate Net Loss.

B.	“Loss Adjustment Expense” means all costs and expenses allocable to a specific claim that are incurred by the Company in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim, including court costs and costs of supersedeas and appeal bonds and including (1) pre-judgment interest, unless included as part of the award or judgment; (2) post-judgment interest; and (3) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto. Office expenses and salaries of officials and employees not classified as loss adjusters are not chargeable as expenses for the purpose of this paragraph.

C.	“Loss Event” means the happening of one or a series of related acts, errors, or omissions to act, accidents or occurrences arising out of one event.

D.	“Claims Made” shall be determined as (1) in respect of Claims Made Policies, claims first notified to the Company during the term of this Contract on any in force Policy or reporting endorsement arising out of incidents subsequent to the retroactive date of said Policy as the result of the rendering of or failure to render a professional service or the reporting of losses which arise from the insured premises and operations incidental to the practice of a physician, hospital or managed care organization and/or (2) in respect of Occurrence or Modified Claims Made Policies, claims or losses first notified to the Company during the term of this Contract.

E.	“Gross Net Earned Premium Income” means the gross earned premium on business the subject matter hereof, less cancellations and return premiums and less premiums paid for reinsurance, recoveries under which would inure to the benefit of this Contract. Such premium income shall be understood to include:

1.	That content of pre-paid premiums under Policies in respect of Deceased, Disabled and Retired Insureds, the coverage for which becomes effective during the term of this Contract;

2.	The premium transferred internally by the Company from a prior contract, in respect of Deceased, Disabled and Retired Insureds and in respect of other withdrawing insureds who have purchased extended coverage under reporting endorsements.

F.	“Policy” means any binder, policy, or contract of insurance or reinsurance issued, accepted or held covered provisionally or otherwise, by or on behalf of the Company.

ARTICLE 9

EXCESS OF ORIGINAL POLICY LIMITS

A.	This Contract shall protect the Company, within the limits hereof, in connection with any loss in excess of the limit of its original Policy, such Loss in Excess of the Original Policy Limit having been incurred because of failure by it to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action.

B.	However, this Article shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

C.	For the purposes of this Article, the word “Loss” shall mean any amounts for which the Company would have been contractually liable to pay had it not been for the limit of the original Policy.

ARTICLE 10

EXTRA CONTRACTUAL OBLIGATIONS

A.	This Contract shall protect the Company within the limits hereof, where the Ultimate Net Loss includes Extra Contractual Obligations. “Extra Contractual Obligations” are defined as those liabilities not covered under any other provision of this Contract and which arise from handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to the following: failure by the Company to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

B.	The date on which an Extra Contractual Obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original accident, casualty, disaster or loss and furthermore, for the purposes hereof be deemed to follow the Claims Made provisions of this Contract, subject always to the provisions of the Term Article.

C.	However, this Article shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

D.	In no event shall coverage be provided to the extent not permitted under law.

ARTICLE 11

NET RETAINED LINES

A.	This Contract applies to only that portion of any insurance which the Company retains net for its own account; and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any insurance which the Company retains net for its own account shall be included.

B.	The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other underwriters, whether specific or general, any amount which may become due from them, whether such inability arises from the insolvency of such other underwriters or otherwise.

ARTICLE 12

REPORTS AND REMITTANCES

A.	The Company shall provide the Reinsurer, within 45 days at the end of each calendar quarter, all necessary data respecting premiums and losses, including reserves thereon, on forms mutually acceptable to the Company and the Reinsurer.

B.	Payments of the minimum, deposit and adjusted premium shall be made in accordance with the provisions of the Premium Articles in the attached Exhibits A, B and C. Payments of the reinstatement premium, if any, shall be made in accordance with the provisions of the Reinstatement Articles in the attached Exhibits B and C. Payments of the contingent commission, if any, shall be made in accordance with the provisions of the Contingent Commission Article in the attached Exhibit A.

C.	Payment by the Reinsurer of its portion of Ultimate Net Loss paid by the Company shall be made by the Reinsurer to the Company as soon as possible, but not later than 15 days after proof of payment by the Company is received by the Reinsurer.

ARTICLE 13

NOTICE OF LOSS AND LOSS SETTLEMENTS

A.	In the event of a claim arising hereunder which either results in or appears to be of serious enough nature as probably to result in a loss involving this Contract, the Company shall give notice as soon as reasonably practicable to the Reinsurer and the Company shall keep the Reinsurer advised of all subsequent developments in connection therewith.

B.	The Company shall also promptly notify the Reinsurer of all incidents involving the following injuries for which the Company has established an indemnity reserve of $550,000 or greater and with Policy limits that affect the Reinsurer:

1.	Death of high wage earner with two or more dependents;

2.	Brain injury;

3.	Nerve injury;

4.	Paralysis or cord injury;

5.	Amputations;

6.	Internal injuries which require continuous treatment (e.g., dialysis, hyperalimentation, failure to diagnose);

7.	Blindness.

C.	All loss settlements made by the Company, provided they are within the terms of the Company’s original Policies and of this Contract, including Extra Contractual Obligations and Loss in Excess of Original Policy Limits, shall be binding upon the Reinsurer and amounts falling to the share of the Reinsurer shall be payable to the Company in accordance with the provisions set forth in paragraph C of the Reports and Remittances Article.

ARTICLE 14

ALTERNATE PAYEE

A.	This Article applies only as respects the Scripps Clinic Policy issued to the Scripps Clinical Medical Group and Scripps Clinical Pathology Laboratory, as covered hereunder.

B.	In the event the Company has a conservator, liquidator or receiver appointed, or becomes the subject of any conservation, liquidation or insolvency proceeding, any insurance or reinsurance company from which the Company has assumed business subject hereto (the “Underlying Carrier”) shall be substituted for the Company as payee of the reinsurance provided hereunder, as respects any claim or claims arising from such assumed business. The Reinsurer, upon notice from the Underlying Carrier, shall make payment of any such reinsurance recoverables directly to the Underlying Carrier.

C.	In the event the foregoing provisions apply, all the other provisions of this Contract shall apply to the Underlying Carrier in the same manner as if the Underlying Carrier were substituted for the Company as the reinsured party hereunder, and to the extent this Contract reinsures the Underlying Carrier, coverage hereunder shall be excluded as respects the Company. In no event shall the provisions of this Article subject the Reinsurer to any duplicate liability to or on behalf of the Company or its liquidator, receiver, conservator or statutory successor.

ARTICLE 15

COMMUTATION

A.	The Company or the Reinsurer may at any time express its desire to the other party to commute all losses which are applicable to the term of this Contract and which are still unsettled. In such event the Company and the Reinsurer shall mutually determine and evaluate such losses and the payment by the Reinsurer of its proportion of the amount so ascertained and mutually agreed to be the value of such losses shall relieve both parties of all further liability under this Contract, in respect of both known and unknown losses.

B.

In the event that the Company transfers control or institutes changes in its claims handling procedures or loss reserving process in a manner which materially affects the parties hereunder, the Reinsurer may express its desire to the Company to commute all losses which are applicable to the term of this Contract and which are still unsettled, upon 60 days’ prior written notice. Upon such event, the Company and the Reinsurer shall mutually determine and evaluate such losses and the payment by the Reinsurer of its proportion of the amount so ascertained and mutually agreed to be the value of such losses shall relieve both parties of all further liability under this Contract, in respect of both known and unknown losses.

C.	If agreement cannot be reached, the Company and the Reinsurer may mutually appoint an actuary or appraiser to investigate, determine and capitalize such claim or claims. If both parties then agree, the Reinsurer shall pay its proportion of the amount so determined to be the capitalized value of such claim or claims.

D.	If the parties fail to agree as outlined in paragraph C above, they may agree to settle any difference using a panel of three actuaries, one to be chosen by each party and the third by the two so chosen. If either party refuses or neglects to appoint an actuary within 30 days, the other party may appoint two actuaries. If the two actuaries fail to agree on the selection of a third actuary within 30 days of their appointment, each of them shall name two, of whom the other shall decline one, and the decision shall be made by drawing lots. All the actuaries shall be regularly engaged in the valuation of medical malpractice claims and shall be Fellows of the Casualty Actuarial Society or of the American Academy of Actuaries. None of the actuaries shall be under the control of either party to this Contract. Each party shall submit its case to its actuary within 30 days of the appointment of the third actuary. The decision in writing of any two actuaries, when filed with the parties hereto, shall be final and binding on both parties. The expense of the actuaries and of the commutation shall be equally divided between the two parties. Said commutation shall take place at the Company’s head office, unless some other place is mutually agreed upon by the Company and the Reinsurer.

ARTICLE 16

OFFSET

The Company and the Reinsurer may offset any balance or amount due from one party to the other under this Contract or any other agreement heretofore or hereafter entered into between the Company and the Reinsurer, whether acting as assuming reinsurer or ceding company.

ARTICLE 17

ORIGINAL CONDITIONS

All reinsurance under this Contract shall be subject to the same rates, terms, conditions, waivers and interpretations, and to the same modifications and alterations as the respective Policies of the Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

ARTICLE 18

NO THIRD PARTY RIGHTS

Except as provided in the Alternate Payee Article, nothing hereinafter shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third parties or any persons not parties to this Contract.

ARTICLE 19

CURRENCY

Premiums shall be payable by the Company and losses shall be paid to the Company in United States currency.

ARTICLE 20

ACCESS TO RECORDS

A.	The Company shall place at the disposal of the Reinsurer at all reasonable times, and the Reinsurer shall have the right to inspect, through its authorized representatives, all books, records and papers of the Company in connection with this reinsurance hereunder or the subject matter thereof.

B.	The Reinsurer shall be afforded the opportunity, at its own expense to appoint an agent of its own choice to assess the Company’s claims procedures who shall report to the Reinsurer the results of such.

ARTICLE 21

CONFIDENTIALITY

A.	This Contract and the pre-agreement documentation may contain confidential or proprietary information of either party to this Contract. All parties shall maintain the confidentiality of this information and shall not disclose these to any third party without the other party’s approval.

B.	Notwithstanding the above, any party may disclose such information without further approval from the other party in answer to interrogations, subpoenas or other legal/arbitration process as well as to the Company’s reinsurance intermediary hereon, the Reinsurer’s retrocessionaires or in response to requests by governmental and regulatory agencies. In addition, the parties may disclose such information to their accountants and outside legal counsel as may be necessary.

ARTICLE 22

UNAUTHORIZED REINSURANCE

A.	This Article applies only to a Subscribing Reinsurer who does not qualify for full credit with any insurance regulatory authority having jurisdiction over the Company’s reserves.

B.	The Company agrees, in respect of its Policies falling within the scope of this Contract, that when it files with its insurance regulatory authority, or sets up on its books liabilities as required by law, it will forward to the Reinsurer a statement showing the proportion of such liabilities applicable to the Reinsurer. The “Reinsurer’s Obligations” shall be defined as follows:

1.	unearned premium (if applicable);

2.	known outstanding losses that have been reported to the Reinsurer and Loss Adjustment Expense relating thereto;

3.	losses and Loss Adjustment Expense paid by the Company but not recovered from the Reinsurer;

4.	losses incurred but not reported and Loss Adjustment Expense relating thereto, as shown in the statement prepared by the Company (see the attached Exhibit D).

C.	The Reinsurer’s Obligations shall be funded by funds withheld, cash advances, trust agreement or a Letter of Credit (LOC). The Reinsurer shall have the option of determining the method of funding provided it is acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves.

D.	When funding by an LOC, the Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional LOC issued by a bank and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the Reinsurer’s Obligations. Such LOC shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless 30 days (or such other time period as may be required by insurance regulatory authorities), prior to any expiration date the issuing bank shall notify the Company by certified or registered mail that the issuing bank elects not to consider the LOC extended for any additional period.

E.	The Reinsurer and Company agree that any funding provided by the Reinsurer pursuant to the provisions of this Contract may be drawn upon at any time, notwithstanding any other provision of this Contract, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company, for the following purposes, unless otherwise provided for in a separate trust agreement:

1.	to reimburse the Company for the Reinsurer’s Obligations, the payment of which is due under the terms of this Contract and that has not been otherwise paid;

2.	to make refund of any sum that is in excess of the actual amount required to pay the Reinsurer’s Obligations under this Contract (or in excess of 102% of the Reinsurer’s Obligations, if funding is provided by a trust agreement);

3.	to fund an account with the Company for the Reinsurer’s Obligations. Such cash deposit shall be held in an interest bearing account separate from the Company’s other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the Reinsurer. Any taxes payable on accrued interest shall be paid out of the assets in the account that are in excess of the Reinsurer’s Obligations (or in excess of 102% of the Reinsurer’s Obligations, if funding is provided by a trust agreement). If the assets are inadequate to pay taxes, any taxes due shall be paid by the Reinsurer;

4.	to pay the Reinsurer’s share of any other amounts the Company claims are due under this Contract.

F.	If the amount drawn by the Company is in excess of the actual amount required for E(1) or E(3), or in the case of E(4), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.

G.	The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

H.	At annual intervals, or more frequently as agreed but never more frequently than quarterly, the Company shall prepare a specific statement of the Reinsurer’s Obligations for the sole purpose of amending the LOC or other method of funding, in the following manner:

1.	If the statement shows that the Reinsurer’s Obligations exceed the balance of the LOC as of the statement date, the Reinsurer shall, within 30 days after receipt of the statement, secure delivery to the Company of an amendment to the LOC increasing the amount of credit by the amount of such difference. Should another method of funding be used, the Reinsurer shall, within the time period outlined above, increase such funding by the amount of such difference.

2.

If, however, the statement shows that the Reinsurer’s Obligations are less than the balance of the LOC (or that 102% of the Reinsurer’s Obligations are less than the trust account balance if funding is provided by a trust agreement), as of the statement date, the Company shall, within 30 days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the LOC reducing the amount of credit available by the amount of such excess credit. Should another method of funding be used, the Company shall, within the time period outlined above, decrease such funding by the amount of such excess.

ARTICLE 23

TAXES

A.	In consideration of the terms under which this Contract is issued, the Company undertakes not to claim any deduction of the premium hereon when making Canadian tax returns or when making tax returns, other than Income or Profits Tax returns, to any state or territory of
	the United States of America or to the District of Columbia.

B.	1.	Each Subscribing Reinsurer has agreed to allow, for the purpose of paying the Federal Excise Tax, 1% of the premium payable hereon to the extent such premium is subject to Federal Excise Tax.

	2.	In the event of any return of premium becoming due hereunder, the Subscribing Reinsurer shall deduct 1% from the amount of the return, and the Company or its agent should take steps to recover the Tax from the U.S. Government.

ARTICLE 24

ERRORS AND OMISSIONS

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, provided such delay, omission or error is rectified immediately upon discovery; provided, however, this Article is not to override retroactive dates specified in the Term Article.

ARTICLE 25

INSOLVENCY

A.	If more than one reinsured company is referenced within the definition of “Company” in the Preamble to this Contract, this Article will apply severally to each such company. Further, this Article and the laws of the domiciliary state will apply in the event of the insolvency of any company covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company covered hereunder, that domiciliary state’s laws will prevail.

B.	In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor, either: (1) on the basis of the liability of the Company, or (2) on the basis of claims filed and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the Policy reinsured, which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

C.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this reinsurance Contract as though such expense had been incurred by the Company.

D.	As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Contract, the reinsurance shall be payable as set forth above by the Reinsurer to the Company or to its liquidator, receiver, conservator or statutory successor, (except as provided by Section 4118(a)(1)(A) of the New York Insurance Law, provided the conditions of 1114(c) of such law have been met, if New York law applies) or except (1) where the Contract specifically provides another payee in the event of the insolvency of the Company, or (2) where the Reinsurer, with the consent of the direct insured or insureds, has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees. Then, and in that event only, the Company, with the prior approval of the certificate of assumption on New York risks by the Superintendent of Insurance of the State of New York, or with the prior approval of such other regulatory authority as may be applicable, is entirely released from its obligation and the Reinsurer shall pay any loss directly to payees under such Policy.

ARTICLE 26

ARBITRATION

A.	As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Contract, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration shall be in writing and sent certified or registered mail, return receipt requested.

B.	One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after 10 days’ notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.

C.	If the two arbitrators are unable to agree upon the third arbitrator within 30 days of their appointment, the deficiency shall be supplied on the application of the party requesting arbitration by an appointment made by the American Arbitration Association. Notwithstanding the appointment of any third arbitrator by the American Arbitration Association, the arbitration proceedings shall not be governed by the American Arbitration Association’s commercial arbitration rules.

D.	All arbitrators shall be disinterested active or former executive officers of insurance or reinsurance companies or Underwriters at Lloyd’s, London.

E.	Within 30 days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings.

F.	The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Notwithstanding anything to the contrary in this Contract, the arbitrators may at their discretion, request and consider underwriting and placement information provided by the Company to the Reinsurer, as well as any correspondence exchanged by the parties that is related to this Contract. Unless the panel agrees otherwise, arbitration shall take place in Los Angeles, California, but the venue may be changed when deemed by the panel to be in the best interest of the arbitration proceeding. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of California. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

G.	The panel shall make its decision considering the custom and practice of the applicable insurance and reinsurance business within 60 days following the termination of the hearings. Judgment upon the award may be entered in a court having jurisdiction thereof.

H.	Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys fees, to the extent permitted by law.

ARTICLE 27

SERVICE OF SUIT

A.	This Article applies only to those Subscribing Reinsurers not domiciled in the United States of America, and/or not authorized in any state, territory and/or district of the United States of America where authorization is required by insurance regulatory authorities.

B.	This Article shall not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.

C.	In the event of the failure of the Reinsurer to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States of America. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States of America, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States of America or of any state in the United States of America. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the Company and accepted by the Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Reinsurer upon this Contract, shall abide by the final decision of such court or of any appellate court in the event of an appeal.

D.	Service of process in such suit may be made upon Messrs. Mendes & Mount, 725 South Figueroa, Suite 1990, Los Angeles, CA 90017. The above-named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit.

E.	Further, pursuant to any statute of any state, territory or district of the United States that makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance, or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof. Notwithstanding the foregoing, one copy of the served documents must be submitted by registered mail to Messrs. Mendes & Mount, 725 South Figueroa, Suite 1990, Los Angeles, CA 90017.

ARTICLE 28

GOVERNING LAW

This Contract shall be governed as to performance, administration and interpretation by the laws of the State of California, exclusive of conflict of law rules. However, with respect to credit for reinsurance, the rules of all applicable states shall apply.

ARTICLE 29

ENTIRE AGREEMENT

This Contract sets forth all of the duties and obligations between the Company and the Reinsurer and supersedes any and all prior or contemporaneous written agreements with respect to matters referred to in this Contract. This Contract may not be modified or changed except by an amendment to this Contract in writing signed by both parties.

ARTICLE 30

AGENCY

For purposes of sending and receiving notices and payments required by this Contract, the first named Company shall be deemed the agent of all other reinsured Companies referenced in this Contract. In no event, however, shall any reinsured Company be deemed the agent of another with respect to the terms of the Insolvency Article.

ARTICLE 31

INTERMEDIARY

Guy Carpenter & Company, Inc. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, Loss Adjustment Expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through Guy Carpenter & Company, Inc., 3600 Minnesota Drive, Suite 400, Edina, Minnesota 55435. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.

ARTICLE 32

MODE OF EXECUTION

A.	This Contract may be executed by:

1.	An original written ink signature of paper documents.

2.	An exchange of facsimile copies showing the original written ink signature of paper documents.

3.	Electronic signature technology employing computer software and a digital signature or digitizer pen pad to capture a person’s handwritten signature in such a manner that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated.

B.	The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this Contract. This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

IN WITNESS WHEREOF, the Company has caused this Contract to be executed by its duly authorized representative(s) this      day of                 , in the year of                     .

SCPIE HOLDINGS, INC., and/or

SCPIE INDEMNITY COMPANY and/or

AMERICAN HEALTHCARE INDEMNITY COMPANY, and/or

AMERICAN HEALTHCARE SPECIALTY COMPANY, and/or

SCPIE INSURANCE SERVICES, INC., and/or

SCPIE MANAGEMENT SERVICES, INC.

FIRST-THIRD EXCESS OF LOSS REINSURANCE CONTRACT

EXHIBIT A - FIRST LAYER

attaching to and forming a part of the

FIRST-THIRD EXCESS OF LOSS REINSURANCE CONTRACT

RETENTION AND LIMIT

A.	The Company shall retain for its own account and pay under one or more of the Company’s Policies the first $2,000,000 Ultimate Net Loss, each Loss Event, and the Reinsurer agrees to reimburse the Company for the amount of Ultimate Net Loss paid in excess of $2,000,000, each Loss Event, but the Reinsurer’s liability under this Exhibit A shall not exceed $3,000,000 resulting from each Loss Event.

B.	The Reinsurer’s aggregate liability from all losses under this Exhibit A during the term of this Contract shall not exceed $18,000,000.

C.	Notwithstanding the foregoing, it is a condition hereto that an annual aggregate deductible of $3,000,000, otherwise recoverable under this Exhibit A, shall first be deducted before any liability attaches hereon. In addition thereto, with respect to Hospital losses only, an additional annual aggregate deductible of $750,000, otherwise recoverable under this Exhibit A, shall first be deducted before any liability attaches thereon.

PREMIUM

A.	The Company shall pay to the Reinsurer a deposit premium of $5,100,000 payable in equal installments of $2,550,000 within 60 days of January 1 and July 1 of 2007.

B.	As soon as practicable after the expiration or termination of this Contract, the Company shall calculate the premium due the Reinsurer based on a rate of 3.893% of the Gross Net Earned Premium Income accounted for by the Company during the term of this Contract on all business the subject matter of the Contract, subject to a minimum premium of $4,087,000 (or a pro rata share thereof if this Contract is terminated prior to its expiration). In the event the premium due hereunder is greater than the deposit premium paid, the difference shall be paid to the Reinsurer forthwith. If the actual premium is less than the deposit premium paid, the difference shall be refunded to the Company, subject to the minimum premium.

CONTINGENT COMMISSION

A.	Within 45 days following December 31, 2010, and annually thereafter until the Reinsurer’s liability for all losses on Claims Made during the term of this Contract is settled or commuted, a contingent commission calculation shall be prepared by the Company in accordance with the following:

1.	“Income” means the reinsurance premium for this Exhibit A for the term of this Contract.

2.	“Outgo” means the sum of:

a.	Losses and Loss Adjustment Expense paid by the Reinsurer on Claims Made under this Exhibit A during the term of this Contract, plus

b.	The outstanding case reserves of the Reinsurer on Claims Made under this Exhibit A during the term of this Contract, plus

c.	The Reinsurer’s expense allowance of 30.0% of Income, plus

d.	As respects any Subscribing Reinsurer who participated on any of the Predecessor Contracts defined below, the cumulative deficit from its participation on the Predecessor Contracts, if any (i.e., the amount by which Reinsurer’s share of losses incurred under those contracts exceeds the Reinsurer’s earned premium under those contracts).

B.	The contingent commission shall be 35.0% of the amount by which Income exceeds Outgo.

C.	As respects the first calculation of contingent commission hereunder, the Reinsurer shall remit to the Company, as promptly as possible after receipt and verification of the Company’s report, one-third of the contingent commission shown to be due to the Company. As respects the second calculation, the Reinsurer shall remit to the Company, as promptly as possible after receipt and verification of the Company’s report, two-thirds of the contingent commission shown to be due to the Company, less any contingent commission previously paid. As respects the third and each subsequent calculation, the Reinsurer shall remit to the Company, as promptly as possible after receipt and verification of the Company’s report, the contingent commission shown to be due to the Company, less any contingent commission previously paid.

D.	Should Outgo exceed Income, the difference shall be considered as the Reinsurer’s deficit and shall be carried forward on an unlimited basis into the calculations for the successors to this Contract, if any.

E.	“Predecessor Contracts” means the following reinsurance agreements (or layers of reinsurance agreements) issued to the Company:

1.	Second Excess of Loss Reinsurance, effective January 1, 1997 (Contract 01-97-0021);

2.	Second Excess of Loss Reinsurance, effective January 1, 1998 (Contract 01-98-0021);

3.	Second Excess of Loss Reinsurance, effective January 1, 1999 (Contract 8493-00-0001-99-02);

4.	First Excess of Loss Reinsurance, effective January 1, 2000 (Contract 8493-0009-2000-1);

5.	First Layer of First - Fifth Excess of Loss Reinsurance, effective January 1, 2001 (Contract 8493-0009-01);

6.	First Layer of First - Fifth Excess of Reinsurance, effective January 1, 2002 (Contract 8493-0009-01);

7.	First Layer of First - Fifth Excess of Loss Reinsurance, effective January 1, 2003 (Contract 8493-0009-00); and

8.	First Layer of First – Fifth Excess of Loss Reinsurance, effective January 1, 2004 (Contract 8493-0009-00).

9.	First Layer of First – Third Excess of Loss Reinsurance, effective January 1, 2005 (Contract 8493-0009-00).

10.	First Layer of First – Third Excess of Loss Reinsurance, effective January 1, 2006 (Contract 8493-0009-00).

EXHIBIT B - SECOND LAYER

attaching to and forming a part of the

FIRST-THIRD EXCESS OF LOSS REINSURANCE CONTRACT

RETENTION AND LIMIT

The Company shall retain for its own account and pay under one or more of the Company’s Policies the first $5,000,000 Ultimate Net Loss, each Loss Event, and the Reinsurer agrees to reimburse the Company for the amount of Ultimate Net Loss paid in excess of $5,000,000, each Loss Event, but the Reinsurer’s liability under this Exhibit B shall not exceed $5,000,000 resulting from each Loss Event.

PREMIUM

A.	The Company shall pay to the Reinsurer a deposit premium of $2,900,000 payable in equal installments of $1,450,000 within 60 days of January 1 and July 1 of 2007.

B.	As soon as practicable after expiration of this Contract, the Company shall calculate the premium due the Reinsurer based on a rate of 2.214% of the Gross Net Earned Premium Income accounted for by the Company during the term of this Contract on all business subject matter of the Contract, subject to a minimum premium of $2,321,000 (or a pro rata share thereof if this Contract is terminated prior to its expiration). In the event the premium due hereunder is greater than the deposit premium paid, the difference shall be paid to the Reinsurer forthwith. If the actual premium is less than the deposit premium paid, the difference shall be refunded to the Company, subject to the minimum premium.

REINSTATEMENT

A.	In the event of any portion of the coverage under this Exhibit B being depleted or exhausted by loss, the amount so depleted or exhausted shall be reinstated from the time a claim is first made and the Company shall pay the Reinsurer for such reinstatement an additional premium calculated as follows:

1.	For the first $5,000,000 so reinstated, the following shall apply:

a)	As respects all losses, except Hospital, 60% of the annual reinsurance premium pro rated as to the amount so reinstated;

b)	As respects Hospital losses, 100% of the annual reinsurance premium pro rated as to the amount so reinstated.

2.	For the second $5,000,000 so reinstated, 100% of the annual reinsurance premium pro rated as to the amount so reinstated.

All calculations of reinstatement premiums shall be based on paid losses only.

B.	Nevertheless, the Reinsurer’s liability shall never be more than $5,000,000 in respect of any Loss Event, nor more than the maximum annual aggregate amount recoverable under this Exhibit B of $15,000,000 in all during the term of the Contract.

EXHIBIT C - THIRD LAYER

attaching to and forming a part of the

FIRST-THIRD EXCESS OF LOSS REINSURANCE CONTRACT

RETENTION AND LIMIT

The Company shall retain for its own account and pay under one or more of the Company’s Policies the first $10,000,000 Ultimate Net Loss, each Loss Event, and the Reinsurer agrees to reimburse the Company for the amount of Ultimate Net Loss paid in excess of $10,000,000, each Loss Event, but the Reinsurer’s maximum liability shall not exceed $10,000,000 resulting from each Loss Event.

PREMIUM

A.	The Company shall pay to the Reinsurer a deposit premium of $1,700,000 payable in equal installments of $850,000 within 60 days of January 1 and July 1 of 2007.

B.	As soon as practicable after expiration of this Contract, the Company shall calculate the premium due the Reinsurer based on a rate of 1.298% of the Gross Net Earned Premium Income accounted for by the Company during the term of this Contract on all business the subject matter of the Contract, subject to a minimum premium of $1,373,000 (or a pro rata share thereof if this Contract is terminated prior to its expiration). In the event the premium due hereunder is greater than the deposit premium paid, the difference shall be paid to the Reinsurer forthwith. If the actual premium is less than the deposit premium paid, the difference shall be refunded to the Company, subject to the minimum premium.

REINSTATEMENT

A.	In the event of any portion of the coverage under this Exhibit C being depleted or exhausted by loss, the amount so depleted or exhausted shall be reinstated from the time a claim is first made and the Company shall pay the Reinsurer for such reinstatement an additional premium calculated as 100% of the annual reinsurance premium pro rated as to the amount so reinstated. All calculations of reinstatement premiums shall be based on paid losses only.

B.	Nevertheless, the Reinsurer’s liability shall never be more than $10,000,000 in respect of any Loss Event, nor more than the maximum annual aggregate amount recoverable under this Exhibit C of $20,000,000 in all during the term of the Contract.

EXHIBIT D - LOSS FUNDING - INCLUDING IBNR

attaching to and forming a part of the

FIRST-THIRD EXCESS OF LOSS REINSURANCE CONTRACT

THIS IS APPLICABLE TO NON-ADMITTED REINSURERS ONLY

After consultation with its outside actuaries, Tillinghast, Towers Perrin, the Company intends to use the following IBNR factors applied to gross reinsurance premiums for 2007 Letter of Credit funding purposes applicable to non-admitted Reinsurers only:

Period	IBNR Factor
Current Year	97.00%
First Development Year	40.00%
Second Development Year	17.00%
Third Development Year	7.00%
Fourth Development Year & Subsequent	2.00%

The Letter of Credit Funding requirement for IBNR shall be net of any specific case base loss reserves. Therefore, the factors outlined above represent the ceiling for the sum of specific case base loss reserves and IBNR. Further, a cap of five times the gross reinsurance premium shall apply as the lifetime IBNR maximum for this Contract.

NUCLEAR ENERGY RISKS EXCLUSION CLAUSE (REINSURANCE) (1994)

(WORLDWIDE EXCLUDING U.S.A. AND CANADA)

This Agreement shall exclude Nuclear Energy Risks whether such risks are written directly and/or by way of reinsurance and/or via Pools and/or Associations.

For all purposes of this Agreement Nuclear Energy Risks shall mean all first party and/or third party insurances or reinsurances (other than Workers’ Compensation and Employers’ Liability) in respect of:

(I)	All Property on the site of a nuclear power station.

Nuclear Reactors, reactor buildings and plant and equipment therein on any site other than a nuclear power station.

(II)	All Property, on any site (including but not limited to the sites referred to in (I) above) used or having been used for:

(a)	the generation of nuclear energy; or

(b)	the Production, Use or Storage of Nuclear Material.

(III)	Any other Property eligible for insurance by the relevant local Nuclear Insurance Pool and/or Association but only to the extent of the requirements of that local Pool and/or Association.

(IV)	The supply of goods and services to any of the sites, described in (I) to (III) above, unless such insurances or reinsurances shall exclude the perils of irradiation and contamination by Nuclear Material.

Except as undernoted, Nuclear Energy Risks shall not include:

(i)	Any insurance or reinsurance in respect of the construction or erection or installation or replacement or repair or maintenance or decommissioning of Property as described in (I) to (III) above (including contractors’ plant and equipment);

(ii)	Any Machinery Breakdown or other Engineering insurance or reinsurance not coming within the scope of (i) above.

Provided always that such insurance or reinsurance shall exclude the perils of irradiation and contamination by Nuclear Material.

However, the above exemption shall not extend to:

(1)	The provision of any insurance or reinsurance whatsoever in respect of:

(a)	Nuclear Material;

(b)	Any Property in the High Radioactivity Zone or Area of any Nuclear Installation as from the introduction of Nuclear Material or - for reactor installations - as from fuel loading or first criticality where so agreed with the relevant local Nuclear Insurance Pool and/or Association.

(2)	The provision of any insurance or reinsurance for the undernoted perils:

-	fire, lightning, explosion;

-	earthquake;

-	aircraft and other aerial devices or

-	articles dropped therefrom;

-	irradiation and radioactive contamination;

-	any other peril insured by the relevant local Nuclear Insurance Pool and/or Association;

in respect of any other Property not specified in (1) above which directly involves the Production, Use or Storage of Nuclear Material as from the introduction of Nuclear Material into such Property.

Definitions

“Nuclear Material” means:

(i)	Nuclear fuel, other than natural uranium and depleted uranium, capable of producing energy by a self-sustaining chain process of nuclear fission outside a Nuclear Reactor, either alone or in combination with some other material; and

(ii)	Radioactive Products or Waste.

“Radioactive Products or Waste” means any radioactive material produced in, or any material made radioactive by exposure to the radiation incidental to the production or utilisation of nuclear fuel, but does not include radioisotopes which have reached the final stage of fabrication so as to be usable for any scientific, medical, agricultural, commercial or industrial purpose.

“Nuclear Installation” means:

(i)	Any Nuclear Reactor;

(ii)	Any factory using nuclear fuel for the production of Nuclear Material, or any factory for the processing of Nuclear Material, including any factory for the reprocessing of irradiated nuclear fuel; and

(iii)	Any facility where Nuclear Material is stored, other than storage incidental to the carriage of such material.

“Nuclear Reactor” means any structure containing nuclear fuel in such an arrangement that a self-sustaining chain process of nuclear fission can occur therein without an additional source of neutrons.

“Production, Use or Storage of Nuclear Material” means the production, manufacture, enrichment, conditioning, processing, reprocessing, use, storage, handling and disposal of Nuclear Material.

“Property” shall mean all land, buildings, structures, plant, equipment, vehicles, contents (including but not limited to liquids and gases) and all materials of whatever description whether fixed or not.

“High Radioactivity Zone or Area” means:

(i)	For nuclear power stations and Nuclear Reactors, the vessel or structure which immediately contains the core (including its supports and shrouding) and all the contents thereof, the fuel elements, the control rods and the irradiated fuel store; and

(ii)	For non-reactor Nuclear Installations, any area where the level of radioactivity requires the provision of a biological shield.

N.M.A. 1975(a)

April 1, 1994

NOTES:	Wherever used herein the terms:

	“Reinsured”	shall be understood to mean “Company”, “Reinsured”, “Reassured” or whatever other term is used in the attached reinsurance document to designate the reinsured company or companies.

	“Agreement”	shall be understood to mean “Agreement”, “Contract”, “Policy” or whatever other term is used to designate the attached reinsurance document.

	“Reinsurers”	shall be understood to mean “Reinsurers”, “Underwriters” or whatever other term is used in the attached reinsurance document to designate the reinsurer or reinsurers.

NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE - U.S.A.

(1)	This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2)	Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision.*

I.	It is agreed that the policy does not apply under any liability coverage, to injury, sickness, disease, death or destruction

bodily injury or property damage

with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

(a)	become effective on or after 1st May, 1960, or

(b)	become effective before that date and contain the Limited Exclusion Provision set out above;

provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(3)	Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision.*

It is agreed that the policy does not apply:

I.	Under any Liability Coverage, to

injury, sickness, disease, death or destruction

bodily injury or property damage

(a)	with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to immediate medical or surgical relief

first aid,

to expenses incurred with respect to

bodily injury, sickness, disease or death

bodily injury

resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III.	Under any Liability Coverage, to

injury, sickness, disease, death or destruction

bodily injury or property damage

resulting from the hazardous properties of nuclear material, if

(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)	the

injury, sickness, disease, death or destruction

bodily injury or property damage

arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories or possessions or Canada, this exclusion (c) applies only to injury to or destruction of property at such nuclear facility.

property damage to such nuclear facility and any property thereat.

IV.	As used in this endorsement:

“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material”, “special nuclear material”, and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor;

“waste” means any waste material (1) containing byproduct material other than the tailings or wastes produced by the extraction or concentration of uranium or thorium from any ore processed primarily for its source material content and (2) resulting from the operation by any person or organization of any nuclear facility included under the first two paragraphs of the definition of nuclear facility; “nuclear facility” means

(a)	any nuclear reactor,

(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c)	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste,

and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

With respect to injury to or destruction of property, the word “injury” or “destruction” includes all forms of radioactive contamination of property. “property damage” includes all forms of radioactive contamination of property.

V.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

(i)	Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii)	statutory liability insurance required under Chapter 90, General Laws of Massachusetts,

until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(4)	Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.

*NOTE. The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

NOTES:	Wherever used herein the terms:

	“Reassured”	shall be understood to mean “Company”, “Reinsured”, “Reassured” or whatever other term is used in the attached reinsurance document to designate the reinsured company or companies.

	“Agreement”	shall be understood to mean “Agreement”, “Contract”, “Policy” or whatever other term is used to designate the attached reinsurance document.

	“Reinsurers”	shall be understood to mean “Reinsurers”, “Underwriters” or whatever other term is used in the attached reinsurance document to designate the reinsurer or reinsurers.

21/9/67

NMA 1590 (amended)

NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE - CANADA

1.	This Agreement does not cover any loss or liability accruing to the Reinsured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

2.	Without in any way restricting the operation of paragraph 1 of this clause it is agreed that for all purposes of this Agreement all the original liability contracts of the Reinsured, whether new, renewal or replacement, of the following classes, namely,

Personal Liability

Farmers’ Liability

Storekeepers’ Liability

which become effective on or after 31st December 1992, shall be deemed to include, from their inception dates and thereafter, the following provision:

Limited Exclusion Provision

This Policy does not apply to bodily injury or property damage with respect to which the Insured is also insured under a contract of nuclear energy liability insurance (whether the Insured is unnamed in such contract and whether or not it is legally enforceable by the Insured) issued by the Nuclear Insurance Association of Canada or any other group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limit of liability.

With respect to property, loss of use of such property shall be deemed to be property damage.

3.	Without in any way restricting the operation of paragraph 1 of this clause it is agreed that for all purposes of this Agreement all the original liability contracts of the Reinsured, whether new, renewal or replacement of any class whatsoever (other than Personal Liability, Farmers’ Liability, Storekeepers’ Liability or Automobile Liability contracts), which become effective on or after 31st December 1992, shall be deemed to include from their inception dates and thereafter, the following provision:

Broad Exclusion Provision

It is agreed that this Policy does not apply:

(a)	To any liability imposed by or arising from any nuclear liability act, law or statute or any law amendatory thereof; nor

(b)	to bodily injury or property damage with respect to which an Insured under this policy is also insured under a contract of nuclear energy liability insurance (whether the Insured is unnamed in such contract and whether or not it is legally enforceable by the Insured) issued by the Nuclear Insurance Association of Canada or any other insurer or group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limit of liability; nor

(c)	to bodily injury or property damage resulting directly or indirectly from the nuclear energy hazard arising from:

(i)	the ownership, maintenance, operation or use of a nuclear facility by or on behalf of an Insured;

(ii)	the furnishing by an Insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility; and

(iii)	the possession, consumption, use, handling, disposal or transportation of fissionable substances, or of other radioactive material (except radioactive isotopes, away from a nuclear facility, which have reached the final stage of fabrication so as to be useable for any scientific, medical, agricultural, commercial or industrial purpose) used, distributed, handled or sold by an Insured.

As used in this Policy:

1.	The term “nuclear energy hazard” means the radioactive, toxic, explosive, or other hazardous properties of radioactive material;

2.	The term “radioactive material” means uranium, thorium, plutonium, neptunium, their respective derivatives and compounds, radioactive isotopes of other elements and any other substances which may be designated by or pursuant to any law, act or statute, or law amendatory thereof as being prescribed substances capable of releasing atomic energy, or as being requisite for the production, use or application of atomic energy;

3.	The term “nuclear facility” means:

(a)	any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of plutonium, thorium and uranium or any one or more of them;

(b)	any equipment or device designed or used for (i) separating the isotopes of plutonium, thorium and uranium or any one or more of them, (ii) processing or utilizing spent fuel, or (iii) handling, processing or packaging waste;

(c)	any equipment or device used for the processing, fabricating or alloying of plutonium, thorium or uranium enriched in the isotope uranium 233 or in the isotope uranium 235, or any one or more of them if at any time the total amount of such material in the custody of the Insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235;

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste radioactive material;

and includes the site on which any of the foregoing is located, together with all operations conducted thereon and all premises used for such operations.

4.	The term “fissionable substance” means any prescribed substance that is, or from which can be obtained, a substance capable of releasing atomic energy by nuclear fission.

5.	With respect to property, loss of use of such property shall be deemed to be property damage.

NMA 1979a

(01.04.96) Form approved by Lloyd’s Underwriters’ Non-Marine Association Limited.

NOTES:	Wherever used herein the terms:

	“Reassured”	shall be understood to mean “Company”, “Reinsured”, “Reassured” or whatever other term is used in the attached reinsurance document to designate the reinsured company or companies.

	“Agreement”	shall be understood to mean “Agreement”, “Contract”, “Policy” or whatever other term is used to designate the attached reinsurance document.

“Reinsurers” shall be understood to mean “Reinsurers”, “Underwriters” or whatever other term is used in the attached reinsurance document to designate the reinsurer or reinsurer